                      NUVEEN FLAGSHIP MULTISTATE TRUST IV

                AMENDED ESTABLISHMENT AND DESIGNATION OF SERIES

                       OF SHARES OF BENEFICIAL INTEREST


     WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust (the "Declaration") dated July 1, 1996 of Nuveen Flagship Multistate Trust IV, the "Trust"), as amended effective as of September 28, 2000 to change the name of the Trust to Nuveen Multistate Trust IV, a Massachusetts business trust, the Trustees of the Trust, on July 10, 1996, established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the "Designation");

     WHEREAS, the instrument establishing the series approved on July 10, 1996 was not filed with the Commonwealth of Massachusetts or the City of Boston;

     WHEREAS, in October 1996, the Trustees of the Trust amended and restated the July 1996 Designation to establish and designate additional series of Shares and to redesignate certain of the series previously designated and such Designation was filed with the Commonwealth of Massachusetts and the City of Boston;

     WHEREAS, on December 18, 1998 the Board of Trustees of the Trust approved the reorganization of the Nuveen Flagship Kentucky Limited Term Municipal Bond Fund, a series of the Trust (the "Kentucky Limited Fund"), into the Nuveen Flagship Kentucky Municipal Bond Fund, a separate series of the Trust (the "Reorganization") and the subsequent termination of the Kentucky Limited Fund upon the approval of the Reorganization by shareholders;

     WHEREAS, on April 15, 1999, shareholders approved the Reorganization of the Kentucky Limited Fund and the related termination of the Kentucky Limited Fund as a series of the Trust;

     WHEREAS, on April 23, 1999, the Reorganization was duly consummated;

     WHEREAS, it is desirable to amend the Designation to eliminate the Kentucky Limited Fund terminated in connection with the Reorganization; and

     WHEREAS, the Trustees of the Trust desire to further amend and restate such Designation in order to change the name of each other series previously designated.

     NOW, THEREFORE, the Trustees of the Trust, effective as of the 28th day of September, 2000, hereby amend and restate the Designation as follows:

     1. The series designated as Nuveen Flagship Kentucky Limited Term Municipal Bond Fund is hereby terminated.

     2.  The remaining series of Shares are hereby redesignated as:

                       Nuveen Kansas Municipal Bond Fund
                      Nuveen Kentucky Municipal Bond Fund
                      Nuveen Michigan Municipal Bond Fund
                      Nuveen Missouri Municipal Bond Fund
                        Nuveen Ohio Municipal Bond Fund
                     Nuveen Wisconsin Municipal Bond Fund

Each of the above-referenced series of Shares (each, a "Fund") shall have the special and relative rights described below.

     3. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

     4. Shareholders of each Fund shall vote either separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

     5. The assets and liabilities of the Trust shall be allocated among each Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

     6. The designation of each Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

     7. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.

     IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 15th day of September, 2000.


/s/ Robert P. Bremner                       /s/ Lawrence H. Brown
-------------------------                   -------------------------
Robert P. Bremner,                          Lawrence H. Brown,
 as Trustee                                  as Trustee
333 West Wacker Drive                       333 West Wacker Drive
Chicago, Illinois 60606                     Chicago, Illinois 60606



/s/ Anne E. Impellizzeri                    /s/ Peter R. Sawers
-------------------------                   -------------------------
Anne E. Impellizzeri,                       Peter R. Sawers,
 as Trustee                                  as Trustee
333 West Wacker Drive                       333 West Wacker Drive
Chicago, Illinois 60606                     Chicago, Illinois 60606



/s/ William J. Schneider                    /s/ Timothy R. Schwertfeger
-------------------------                   ---------------------------
William J. Schneider,                       Timothy R. Schwertfeger,
 as Trustee                                  as Trustee
333 West Wacker Drive                       333 West Wacker Drive
Chicago, Illinois 60606                     Chicago, Illinois 60606



/s/ Judith M. Stockdale
------------------------
Judith M. Stockdale,
 as Trustee
333 West Wacker Drive
Chicago, Illinois 60606

STATE OF ILLINOIS  )
                   ) SS.
COUNTY OF COOK     )

     Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 15th day of September, 2000.



"OFFICIAL SEAL"
Virginia L. Corcoran                        /s/Virginia L. Corcoran
Notary Public, State of Illinois            -----------------------
My Commission Expires:  10/27/01            Notary Public